EXPLANATORY NOTE
We are voluntarily filing this General Form for Registration of Securities on Form 10 to register our common stock with no par or stated value, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the Exchange
Act). Section 12(g) generally requires registration within 120 days after the last day of the first fiscal year in which an issuer has total assets exceeding $10 million and a class of equity security held of record by 500 or more persons.

Once we have completed this registration, we will voluntarily be subject to the filing of material information affecting the company financial position according to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form
10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) and rules for Small Business Issuers.
Unless otherwise noted, references in this registration statement to Phoenix Hydro International the Company, we, our, or, us, means Phoenix Hydro International, Inc., an Arizona corporation. Our principal place of business is located at 112 East Fairmont Drive Tempe, Arizona 85282.
Our telephone number is (480) 626-8376.

FORWARD LOOKING STATEMENTS
There are statements in this registration statement that are not historical facts. These forward-looking statements can be identified by use of terminology such as believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, project, positioned, strategy and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully, especially the risks discussed under Risk Factors. Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment.





Item 1. Business.
General Development of Business
Valles International Hydro Corporation was developed in 2011 and is to be incorporated as an Arizona Corporation in February of 2012 by filing incorporation documents with the Arizona Corporation Commission. The
Valles International Hydro Corporation is a closely held corporation targeted to research and develop, consumer based hydrogen generators.
The company is voluntarily filling this Form 10 registration statement in order to facilitate the public dissemination of company information through the use of the SEC Edgar filing system and its annual, quarterly and current filing reports. There is no basis to the common stock and each share has no par value. The total authorized number of shares to be issued is 10 billion shares of common stock; the value of which will be set using the mark to market method. We will be using the Accrual method of accounting and under rule 229.1101 will not be required to submit financial statements prepared by a CPA or audited financial statements prepared by third party CPA firms until conditions set by the rule have been met, namely the company has a public float of $75 million or revenues over $50 million. Any paid in capital contribution and profit, if any after paying expenses and taxes, will be contributed to the paid in capital account and be a source of and increase the companys basis. Any increase in market price will be determined using mark to market pricing. The company intends to hold any property owned by the company free and clear of any type of loans and mortgages until converted to cash. The company also intends to incorporate additional corporations as subsidiaries using the same business model further increasing the value of the company.

Our fiscal year ends October 31st of each year. Phoenix Hydro International has not filed for any bankruptcy, receivership or similar proceeding. During the last three fiscal years, we have not been subject to the reporting requirements of the Exchange Act of 1934, as amended. As such, we have not filed any reports with the Securities and Exchange Commission, however, by this filing we intend to become fully reporting.
Phoenix Hydro International, Inc. owns a proprietary technology and intends to hire patent attorneys who shall apply for patents for this technology, worldwide. To date we have no marketable product and will rely on our technology experts to continue the development and testing of a hydrogen engine conversion prototype that will retrofit any carbon based fuel combustion engine to use hydrogen gas as the fuel. We will need to raise capital to bring our technology closer to where it can be utilized in the common market. The Companys products are anticipated to allow end-users of gasoline or diesel powered vehicles to potentially increase fuel efficiency while reducing fuel emissions into the environment. Hydro International is currently investing in perfecting the technology as a marketable, manufactured product for retrofit on diesel and gas engines.The design for the Hydrogen Based System has been completed and the prototype is currently waiting to be built.
We will need to raise a sufficient capital in order to complete the prototype and perform base line testing on engines using the existing vHOD technology (variable hydrogen on demand). Compliance with state and federal regulators will be a factor while we engineer a prototype in a test vehicle. The prototype phase of development is anticipated to continue into the end of the fiscal year 2012.

Financial Information about Segments.
The board will authorize the corporation to manage a zero risk investment portfolio. The group has plans to expand into several incorporated companies and held as subsidiaries, each authorized to issue its own shares of stock values based on no par value. As of yet no further companies have been formed

Narrative Description of Business
The VHOD technology is a system capable of making a closed loop energy device creating a total process that is unique and cost effective in internal combustion engines using vHOD technology as its main component. This device is useful in all internal combustion engines and can be described as a series of devices in a closed loop system. Product development centers on incorporation several existing technologies into a single cohesive configuration; technologies such Mass Air Flow, Electrical Induction, Gas Flow Control, Throttle Position Sensor, ION Filtration, Proton Exchange Membrane and Electrolysis.

This artificial intelligent hydrogenous electronic device emits positive signals to each automobile ECU (car computer) system and sensor systems. While not interfering with the original operating procedures of any ECU system, the artificial intelligent hydrogenous electronic device is allowed by the ECU system to operate autonomously and has a self-controlled sensor which signals the amount of combustion needed for the engine to operate normally. Management expects this will dramatically reduce the consumption of fossil fuel by 75% to 100%. The device eliminates carbon deposits caused by unburned gasoline and keeps the inside of the engine clean, all the while reducing emission of toxic gases such as Carbon Monoxide (CO) and Nitrogen Oxides (NOx) into the environment. The VHOD system will achieve a cost effective savings for the end user by significantly reducing the need for fossil fuels in diesel and gas engines.

The worldwide markets for the VHOD Technology is Automotive, Truck, Marine,
 Farm Tractors, Earth Moving Vehicles, Military, Locomotive Engines, Mining, Home Heating Units, Generators, RV, Fork Trucks, Lawn Mowers using diesel or gas engines.

This hydrogen energy is obtained by the electrolysis of water molecules. This process is created without adding any acids, hydroxides or salts. The hydrogen energy obtained by the electrolysis of water molecules is not compressed or stored by our device and there is no danger of any intentional or unintentional explosion of any kind. It is anticipated that if the unit were in a crash and exposed to an open flame the amount of fuel produce at the time of the accident would rapidly dissipate into the atmosphere diluting its fire hazard or if ignited simply make a loud snap with no additional fire hazard to other combustibles in the immediate area of the unit. This feature is inherent to the device because it relies on a signal from the sensors to produce the fuel and modern autos have accident kill switches. The hydrogen is created when the internal combustion engine is in operation, and in the event of an accident no matter how severe, the worst case scenario is that if the device is ruptured, there will be a small barely visible, puddle of water on the scene. The compressed hydrogen is contained within ordinary tap water (you can use fresh or salt water) in our device and is non-lethal.

The EPA (Environmental Protection Agency) has evaluated hydrogen generation and tests show it has no negative effect on combustion engines. The application of our VHOD hydrogen combustion technology device does not require changes to the manufacturer's original electrical, mechanical or structural designs of their internal combustion engine. We also believe VHOD technology will safely guarantee a longer life span in any engine by reducing heat and emissions which is the enemy to any internal combustion engine using a water injection of the electrolyte to replace the cooling effect that vaporizing gasoline has on internal engine parts. Our hydrogen combustion technology device will assist to preserve and prolong the internal combustion engine because the VHOD system injects gaseous hydrogen accompanied by small amounts of water vapor to better operate a cooler and cleaner system. The water vapor increases mass air volume significantly inside the engine resulting in cleaner and more efficient flash velocity in the combustion of the primary fuel. This process of injecting gaseous hydrogen accompanied by small amounts of water vapor prevents the accumulation of carbon deposits on the pistons, valves and spark plugs. The temperature of the oil is maintained as the temperature of the engine is cooled down by the hydrogen vapors as in normal gasoline fueled engine. Those same vapors are continuously removing toxic gases during engine operation and substantially increases fuel economy that could double the rated miles per gallon (RMPG) by the manufacturer. Management believes upwards of 75-100% increase in RMPG.
This new hydrogen combustion technology device can be used on all internal combustion engines regardless of size. Our system detects the revolutions per minute (RPM) generated by the engine and our integrated feedback system provides the exact amount of hydrogen required by the engine to run at peak manufacture recommended performance.

Hydro International engineers believe that the installation of this product will not impact the warranties that are currently provided by the original manufactures of the internal combustion engines. The Hydro International engineering staff will work with each manufacturer directly in order to install and evaluate and demonstrate our VHOD conversion system on their engines. In the pursuit of EPA standards and compliance, we will be testing these devices using a controlled baseline testing process directed by our Hydro International CEO Angel M Valles and the engineering staff.
Management believes that testing will demonstrate a significant reduction in Hydrocarbons (HC) with an immediate positive impact on fuel consumption and the environment.

Our Principal Competitive Strengths
Management believes that Hydro International has the following principal competitive strengths, which position us to further grow and become a dominant player in our industry. These strengths are the basic VHOD technologies systems that will allow us to enhance or eliminate gas and diesel as primary fuels with water being the only source of fuel. In addition, Hydro International has the original staff that has brought technologies from Proof in Concept to Commercialization. This experience will help in the understanding of the markets, their price points and the sources and uses of funds to encourage growth in a multi-billion dollar world market.

Our Growth Strategies
In order to capitalize on our competitive advantages and to realize our goal of growing to become a dominant player in our industry, we intend to pursue growth strategies that include the following: The understanding of the sources and uses of funds for controlled growth in an enormous world market. A targeted approach to the market sectors that our resources will adequately sustain our growth with the fastest return on investment. Develop or acquire through acquisition, technologies that have synergies and will enhance the current and future technologies in the many market sectors that the company will have investment of corporate resources. In addition, Hydro International will be looking for strategic partnerships worldwide to accelerate the implementation of the technology.
Distribution Methods
Hydro International products are for both Original Equipment Manufacturers
(OEM) and aftermarket product applications that we intend to install through service centers. Hydro International will own or sell licenses through a network of worldwide partners for installation in combustion engines with strategic partners that have distribution strengths in their market sector. The technology contains several components, but will be installed as a single unit that reduces the emission of toxic gases while improving gas mileage and reducing dependence on fossil fuels. We will train and certify installers to distribute the VHOD systems.

INDUSTRY OVERVIEW
Fuel Cell and Hydrogen Vehicle Industry
The emerging fuel cell and hydrogen vehicle industry offers a technological option to address increasing worldwide energy costs, the long-term limited availability of petroleum reserves and environmental concerns. Fuel cell and hydrogen hybrid electric vehicles have emerged as a potential alternative to existing conventional internal combustion engine vehicles because of their higher efficiency, reduced noise and lower tailpipe emissions. Fuel cell industry participants are currently targeting the transportation and hydrogen refueling infrastructure markets. We believe that our hydrogen combustion technology device along with our vehicle-level system integration experience can be effectively applied in these markets.

A fuel cell is an electrochemical device that produces electricity by combining hydrogen with oxygen from the air. This electrochemical reaction occurs silently and without combustion, with useable heat and water as the only by-products. Hydrogen as a transportation fuel of the future has been gaining support worldwide. Domestically, President Elect Obama, continues to promote his goal of achieving energy independence for the United States, while dramatically improving the environment, which was a focal point of his campaign. The Energy Policy Act of 2005 established a comprehensive national policy that includes provisions intended to accelerate the implementation of hydrogen as an energy carrier. The Act includes the authorization of over $3.2 billion dollar investment through 2010 by the government towards the development, demonstration, and ultimate commercialization of hydrogen and fuel cell technologies. The proposed funding is intended to support the research, development, and demonstration of hydrogen production, storage, distribution and dispensing, and transport. The Energy Bill also supports the research, development, and demonstration of fuel cell systems for stationary and portable power generation as well as for transportation applications, including light- and heavy-duty vehicles. The U.S.
Department of Energy has published the National Hydrogen Energy Roadmap that provides a plan for the coordinated, long-term, public and private efforts required for hydrogen energy development.

Commercialization of fuel cell vehicles is dependent upon establishing cost-effective on-board fuel storage solutions, hydrogen storage and handling codes and standards, and a hydrogen-refueling infrastructure.
Safety is also a primary concern when dealing with highly compressed gases. the fuel storage systems must be able to withstand rigorous testing as individual components and as part of the fuel system on the vehicle. Safety concerns apply to the fuel system as a whole, including the tank, regulator and fuel lines, all of which need to comply with applicable safety standards. Additionally, to ensure widespread commercialization, the fuel storage and delivery systems need to provide adequate range, be of acceptable size and shape, and perform similarly to conventionally fueled vehicles without unacceptably high cost. Hydro International management believes interim steps will be taken by governments to provide initial refueling infrastructure for demonstration fleets, government programs, commercial fleet operators, and initial consumer commercialization. This initial infrastructure could include mobile refueling units, compact stationary refueling units and bulk transport trailers.Hydro International, Inc.
intends to be a fully integrated alternative energy company and a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. We believe that we are uniquely positioned to integrate advanced fuel systems, and technologies for fuel cell and hybrid vehicles based on our design in vehicle-level design, vehicle electronics and system integration.

FINANCIAL INFORMATION ABOUT GEOGRAPHIC AREAS
The corporation currently operates solely in the United State of America and is based in Phoenix, Arizona. VHIC has no other subsidiaries or counterparts in any country other than the US currently.

PRODUCT DEVELOPMENT
The Hydro International product development and design department is the most vital component of the company. It is our goal to search out unique one of a kind technologies which impact the human experience and their environment. Product development centers on incorporation several existing technologies into a single cohesive configuration. Technologies such Mass Air Flow, Electrical Induction, Gas Flow Control, ION Filtration, Proton Exchange Membrane and Electrolysis.

COMPETITION
Competition would include technologies such as fuel cells, battery- powered vehicles, hybrid vehicles, alternative fuels, and other emission reduction alternatives, such as diesel oxidation catalysts and diesel particulate filters. Of these, the only truly price-competitive products are the diesel particulate filters. Unfortunately their use on HGVs while accomplishing the goal of reducing PM comes with the financial penalty of reducing fuel efficiency by 3.5 - 4% and does nothing to reduce CO2. Diesel oxidation catalysts, similarly, reduce engine efficiency, and the emissions benefits come with equipment costs on par.Hybrid vehicles are gaining customer acceptance, but are not, in fact, a competitor to the Hydro International system since our system can be regarded as a complementary technology. "Hybrid" may soon refer to the hybrid of hydrogen- hydrocarbon, not gasoline-electric. Alternative fuels, such as ethanol, again can be seen as complementary technologies since the device can be used in conjunction with them.Battery-powered vehicles-which do not eliminate emissions, but merely displace them-are not a likely viable alternative, and all but a handful of niche manufacturers have ceased any development work in this field.

PRODUCT SOURCES
Hydro International and its vHOD Technologies are in the Proof in Concept phase with our engineers developing the Base Line Testing that will determine precisely what components will be used. The sources used at this point have been standard components that have been modified by our engineers using small outside suppliers. At the point of completion, all the components will be blue printed and sent out to qualified suppliers that will manufacture to Hydro International
Quality Standards for production. This will bring us into the Commercialization Phase which is the product sourcing stage.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, ROYALTY AGREEMENTS
Patents:
The Company has no patents in its own name, nor has it applied for any patents at this stage of development.The Company has no trademarks in its own name, nor has it applied for any trademarks to date at this stage of development.

Licenses and Royalties:
We will develop, manufacture, market and sell our hydrogen combustion technology, under an exclusive world-wide license with the inventor of the product.
Employees
The company currently has 0 full time employees.
Regulatory Mandates
General. Our operations covering the combustion technology system for any internal combustible engine may be subject to various types of federal, state and local laws and regulations. The failure to comply with these laws and regulations can result in substantial penalties. These laws and regulations may materially impact our operations and can affect our profitability. However, we do not believe that these laws and regulations affect us in a manner significantly different than our competitors.
Matters regulated include requirements for the operation of store fronts, and taxation of production. At various times, regulatory agencies have imposed price controls and limitations on production. Federal, state and local laws regulate production, handling, storage, transportation and disposal of oil and natural gas, by-products from oil and natural gas and other substances and materials produced or used in connection with oil disposal. While we believe we will be able to substantially comply with all applicable laws and regulations, the requirements of such laws and regulations are frequently changed. We cannot predict the ultimate cost of compliance with these requirements or their effect on our actual operations.

Environmental Matters. The discharge of oil, gas or other pollutants into the air, soil or water may give rise to liabilities to the government and third parties and may require us to incur costs to remedy discharges.
Natural gas, oil or other pollutants, including salt water brine, may be discharged in many ways, leakage from pipelines or other gathering and transportation facilities, leakage from storage tanks and sudden discharges from damage oil containers. Discharged hydrocarbons may migrate through soil to water supplies or adjoining property, giving rise to additional liabilities.

A variety of federal and state laws and regulations govern the environmental aspcts of transportation and processing and may, in addition to other laws, impose liability in the event of discharges, whether or not accidental, failure to notify the proper authorities of a discharge, and other noncompliance with those laws. Compliance with such laws and regulations may increase the cost of our intention to convert engines for the general public, although we do not anticipate that compliance will have a material adverse effect on our capital expenditures or earnings. Failure to comply with the requirements of the applicable laws and regulations could subject us to substantial civil and/or criminal penalties and to the temporary or permanent curtailment or cessation of all or a portion of our operations.The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), also known as the superfund law, imposes liability, regardless of fault or the legality of the original conduct, on some classes of persons that are considered to have contributed to the release of a hazardous substance into the environment. These persons include the owner or operator of a disposal site or sites where the release occurred and companies that dispose or arrange for disposal of the hazardous substances found at the time. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and severable liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claimsfor personal injury and property damage allegedly caused by the hazardous substances released into the environment.
We could be subject to liability under CERCLA because our plan to own and operate conversion store fronts and we will be responsible for the disposal of oil and other hazardous waste.

The Resource Conservation and Recovery Act of 1976, as amended (RCRA), is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either a generator or transporter of hazardous waste or an owner or operator of a hazardous waste treatment, storage or disposal facility. Repeal or modification of the exemption by administrative, legislative or judicial process, or modification of similar exemptions in applicable state statutes, would increase the volume of hazardous waste we are required to manage and dispose of and would cause us to incur increased operating expenses.

The Oil Pollution Act of 1990 (OPA) and regulations hereunder impose a variety of regulations on responsible parties related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of federal safety, construction or operating regulations. Few defenses exist to the liability imposed by OPA. In addition, to the extent that our operations affect state waters, we may be subject to additional state and local clean-up requirements or incur liability under state and local laws. OPA also imposes ongoing requirements on responsible parties, including proof of financial responsibility to cover at least some costs in a potential spill. We cannot predict whether the financial responsibility requirements under the OPA amendments will adversely restrict our proposed operations or impose substantial additional annual costs to us or otherwise materially adversely affect us. The impact, however, should not be any more adverse to us than it will be to other similarly situated owners or operators.

The Federal Water Pollution Control Act Amendments of 1972 and 1977
(Clean Water Act) imposes restrictions and controls on the discharge of produced waters and other wastes into navigable waters. Permits must be obtained to discharge pollutants into state and federal waters and to conduct construction activities in waters and wetlands. Costs may be associated with the treatment of wastewater or developing and implementing storm water pollution prevention plans. The Clean Water Act and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of crude oil and other pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release. This may be a development that we must address when the conversion of engines are implemented in our store fronts or with our licensees. We believe that our operations will comply in all material respects with the requirements of the Clean Water Act and state statutes enacted to control water pollution.

The Clean Air Act of 1963 and subsequent extensions and amendments, known collectively as the Clean Air Act, and state air pollution laws adopted to fulfill its mandate provide a framework for national, state and local efforts to protect air quality. Our operations may utilize equipment that emits air pollutants which may be subject to federal and state air pollution control laws. These laws require utilization of air emissions abatement equipment to achieve prescribed emissions limitations and ambient air quality standards, as well as operating permits for existing equipment and construction permits for new and modified equipment. We believe that we will be in compliance in all material respects with the requirements of applicable federal and state air pollution control laws.There are numerous state laws and regulations in the states in which will operate which relate to the environmental aspects of our business. These state laws and regulations generally relate to air and water quality. We do not believe that our environmental risks will be materially different from those of comparable companies in the alternative energy industry.
We believe our present activities substantially comply, in all material respects, with existing environmental laws and regulations. Nevertheless, we cannot assure you that environmental laws will not result in a curtailment of production or material increase in the cost of production, development or exploration or otherwise adversely affect our financial condition and results of operations. Although we maintain liability insurance coverage for liabilities from pollution, environmental risks generally are not fully insurable. Additionally, various legislative and regulatory climate change initiatives are currently being considered to address emissions of greenhouse gases, including carbon dioxide and methane. It is not possible at this time to predict how climate change provisions that may be implemented would impact our business. However, future laws and regulations could result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on our business.

Reports to Security Holders
The earning level and number of shareholders of the corporation currently are below the requirements set by the SEC for reporting earning levels and number of shareholders. The corporation however has elected to submit quarterly and annual reports. This will aid in the dissemination of information to interested parties of the general public.

Item 1A. Risk Factors
Set forth, under the caption Risk Factors, where appropriate, the risk factors (described in Item 503(c) of Regulation S-K (229.503(c) of this chapter) applicable to the registrant. Smaller reporting companies are not required to provide the information required by this item.

Ability of Management
The new formation of the company provides little history of managements ability to manage the business. The lack of reportable earnings and a history showing ability to carryout the day-to-day duties to achieve the desired results of the company could prove to be the cause of losing value of shares if not total loss of investment.

Lack of Operating History
The lack of operating history of the company could affect the day to day operations of the company. While the immediate condition of the company may seem to be solid, the mismanagement of investments, working capital and other resources of the company could be completely lost.

Financial Position
The financial position of the company could be affected by the in-experience of management. While the immediate condition may seem to be solid, the mismanagement of investments, working capital and other resources of the company could be completely lost.

Proposed Business
The risks associated with developing a new prototype design based on current technologies by a relatively new management team could prove to be the cause of loss of share value and total loss of investment.

Lack of Market for Common Equity Securities
The risks associated with developing a market to provide an exit strategy for shareholders of the companys common stock could prove to be the cause of loss of value of shares and total loss of investment.

Item 2. Financial Information.
Managements Discussion and Analysis of Financial

Condition and Results of Operations
Full Fiscal Years
No information is available for any past full fiscal years of operation.

Liquidity
The liquidity of short-term treasuries in the open market will always be an option to satisfy any of the company immediate or emergency obligations.
If ever the need to sell an amount of treasuries to satisfy capital requirements of the company or to distribute assets among shareholders the liquidity of these investments will be readily available. The liquidity of the initial basis depends entirely of the type the company uses.

Capital Resources
The capital resources of the company currently consist solely of un-issued shares owned by the corporation. The only commitments we expect on this resource are shares exchanged to the public for contributions to the paid in capital account of the company. Proceeds will cover expenses using an annual budget of between 12% of contributions and as much as 35% of contributions for research. This budget will include salaries, salary tax, expenses, property and materials to carry out that research. The company will invest 20% - 40% of the paid in capital contributions in municipal roll over or tax free sweep accounts and other zero risk investments to cover anticipated budgets. The remaining 60%-80% in will be invested in long-term zero risk investments.

Results of Operations
Results of operations will be affected by the companys ability to attract paid in capital contributions to begin and follow through with prototype development, manufacturing and distribution plus all marketing phases of unit development. The group expects that interest rates will continue to maintain their current direction for an un-known period of time. The Board of Directors has adopted a business model that does not rely on stable federal rates or market rates. The results depicted in the supplied operations statement are not based on any future federal interest rates or current interest rate for the entire period depicted n the statement.

Contractual Obligations
There are currently no contractual obligations the company has entered to date.

Quantitative and Qualitative Disclosures about Market Risk
Quantitative Information about Market Risk
Investments entered into for trading purposes or long term investment will be 60-80% of the paid in capital and paid in surplus capital of the company and entered into primarily for safe keeping and not to generate revenue for the company. Investments entered into for purposes other than trading such as the companys budget will be 20-40% of the paid in capital and the paid in capital surplus of the company. The results of both are not reflected in the annual earnings of the company due to the un-certainty of the fed rate from quarter to quarter.

Qualitative information about Market Risk
The entire portfolio will be comprised of low risk municipal sweep accounts. The entire portfolio has a material exposure of risk directly related to changes in short-term U.S. prime interest rates as determined by the Federal Reserve Board, however, the repayment of principle and interest upon maturity of each investment is not guaranteed by the full faith and credit of the United States Government creating a zero-risk investment.

Interim Periods
No information is available at this time.

Item 3. Properties
Description of Property
No property is owned by the company at this time.

Item 4. Security Ownership of Certain Beneficial Owners and Management
The company is the 100% owner of original issue shares authorized to be issued at this time.

Item 5. Directors and Executive Officers
Identification of Directors
At this time Phoenix Hydro International, Inc. has one single Director.

Identification of Executive Officers
Angel Michel Valles, Director                   2012 to Indefinite

Business experience
For the past 27 years starting in 1984 Angel Michel Valles has home studied the Federal and State Titles related to Securities and Corporations as well as developed cash flows and revenue projections for imaginary products that have for some reason been seen on the market. He has been instrumental in bringing the technology described in this document to the public for public review and investment. It is his sincere desire to fully develop the technology in to a fully function EPA certified alternative fuel technology.

Audit committee financial expert
The company does have an audit committee financial expert on the board.

Item 6. Executive Compensation
No executive of the company has earned a salary as of this date. However, a salary budget has been established. The salary is currently 5% of monthly research budget which will reduce as the budget increases to reflect a moderate salary of $500k to $750k over 5 years or as set by the board.

Item 7. Certain Relationships and Related Transactions

The stock transfer agent for the company will be:
John Kurko
West Coast Stock Transfer Inc.
2010 Hancock St. Ste. A
San Diego, CA 92110
619.664.4780 p|619.664.4782 d |619.325.0160 f
www.westcoaststocktransfer.com

Payment instructions can be obtained by contacting the transfer agent.

The CPA for the company is:
Barbara Appenzeller, CPA
Appenzeller & Associate, CPAs, P.C.
2421 E. Southern Ave., #4
Tempe, AZ 85282
480-467-3333 (p)
480-755-2066 (f)
appenzeller@barbcpa.com
www.barbcpa.com

The initial stock certificate and un-issued shares of company stock will be held by Merrill Lynch and transferred to the stock transfer agent using the appropriate documents required to make such transfer.

The business checking and deposits will handled by Bank of America. To prevent fraud where possible only a single signature by the companys only director at the time of this writing, will be required to effect any AR, AP, enter into contracts on behalf of the company and maintain and monitor the financial condition and books of the company. When necessary logins and passwords to allow limited access to company in formation for the preparation of future financial statements will created and issued. Bank of America has the leading online access to company financial information and protection against fraud to date. The payroll suite at Bank of America allows for electronic payment of taxes on the federal and state level and direct deposit or paper checks.

Item 8. Legal Proceedings
There are no legal proceedings pending at this time.

Item 9. Market Price of and Dividends on the Registrants Common Equity and Related Stockholder Matters

Market Information
An in house analyst review of the issue using a high efficiency valuation has calculated that the 10 billion authorized number of shares to be issued of Phoenix Hydro common stock with an opening or initial market price of $5.00 will have a Market Capitalization of $50 billion dollars. No decision has been made as what to the initial shares price will be as of this filing.

Holders
There are currently NO shareholders of company stock. The company being the sole owner of shares of original issue stock owns 1 billion shares of common stock. That equals 100% of the authorized number of shares to be issued.

Dividends
The company will not disburse any dividends; profits will be contributed to Paid in capital so an increase in assets will be reflected in the market value of shares. This will increase capital available to earn interest and offset any double tax exposure. Any gains recognized when converting stock to cash maybe subject to tax, please consult a tax professional.

Item 10. Recent Sales of Unregistered Securities

Securities Sold
No securities have been sold or exchanged at this time.

Exemption from Registration Claimed
No exemption is being claimed for the stock named VIH common stock. We are relying on this Form 10 Registration Statement to satisfy any publicly available company information requirements set by NASD, FINRA or any other SRO, by submitting regular filings with material information about the company and to list our stock on a national exchange or bulletin board and obtain non-purpose margin loans using the stock as collateral.

Item 11. Description of Registrants Securities to be Registered
The name of the stock will be PHI Common Stock. The authorized number of shares to be issued by the corporation is 10 billion shares of capital stock and is being registered in whole with the SEC at this time. The capital stock of the company shall have a par value of $0.00 per share and have full voting rights. See Articles of Incorporation exhibit item 3.

Item 12. Indemnification of Directors and Officers.
The Corporation shall indemnify any person who incurs expenses or liabilities by reason of the fact he or she is or was an officer, director, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise. This indemnification shall be mandatory In all circumstances in which indemnification is permitted by law.

Item 13. Financial Statements and Supplementary Data.
The financial statements prepared by Appenzeller and Associate CPA were prepared in accordance with GAAP and were prepared independent of Phoenix Hydro having no other responsibility as to the preparation of the statements; a copy of which can found as exhibit A under the heading Exhibits.

A photocopy of the Incorporation filing can found as exhibit B under the heading Exhibit.

An online copy can be found by searching the Arizona Corporations Commission website for Phoenix Hydro.

A 5-year Projected Operations Analysis can be found as exhibit C under the heading Exhibit.

Item 14. Changes in and Disagreements with Accountants
In the accountants review of the financial condition of Phoenix Hydro International Inc. the statement regarding issued stock and stock price. To be transparent in our reporting to shareholders we have not issued any shares to date and there is no stock price for company shares to date. The initial exchange price for company shares will be established at a letter undetermined date. When the Director of Phoenix Hydro contacted Appenzeller and Associate CPAs to provide the company with financial statements to meet the requirements for OTC Alternative Disclosure requirements they expressed a desire to do so and have full faith that the supplied documents fulfill that requirement.

Item 15. Financial Statements and Exhibits


See Graphics File.




CERTIFICATIONS*
I, Angel Michel Valles, certify that:

1. I have reviewed this Form 10 of Phoenix Hydro International, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrants other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c) Evaluated the effectiveness of the registrants disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d) Disclosed in this report any change in the registrants internal control over financial reporting that occurred during the registrants most recent fiscal quarter (the registrants fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrants internal control over financial reporting; and

5. The registrants other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrants auditor and the audit committee of the registrants board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrants ability to record, process, summarize and report financial information; and
(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrants internal control over financial reporting.

Date: 04-21-2007
Signed: Angel Michel Valles
Angel M Valles
CEO

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Phoenix Hydro International, Inc.
Date: 04-21-2007
Signed: Angel Michel Valles
Angel M Valles, Director